EXHIBIT 10.2

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT ("Lease" or "Agreement"), is effective the 18th day of December, 2007 (the "Effective Date"), by and between Razorback Watts, Inc. an Arkansas corporation (hereinafter referred to as "Landlord") and Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Landlord owns approximately 59.97 acres in Adair County, Oklahoma, the legal description for which is set forth on Exhibit "A" (the "Premises"); and

WHEREAS, Landlord desires to lease to Tenant the Premises for the construction and operation upon the Premises of a plastics recycling facility (the "Recycling Facility"); and

WHEREAS, Tenant wishes to lease the Premises on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants as hereinafter set forth, the parties hereto agree as follows:

1.           LEASED PREMISES.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in accordance with the terms, provisions and conditions of this Lease, the Premises. Landlord and Tenant agree to join with each other in the execution of a written Memorandum of Ground Lease, in recordable form, in the form as attached hereto as Exhibit "B", and made a part hereof by this reference, and to record the same, in lieu of recording this Agreement.

2.           TERM.  The term of this Lease (the "Lease Term") shall be for a term (the "Term" or "Lease Term") commencing as of the Effective Date and continuing for a period of twenty (20) years. As used in this Lease, the term "Lease Year" means a period of twelve (12) full, consecutive calendar months, commencing on the Effective Date. Each succeeding Lease Year shall commence on the anniversary of the first Lease Year.

3.           RENT COMMENCEMENT DATE.  The Rent Commencement Date shall be January 1, 2009. Landlord and Tenant agree that no rent shall be due and payable, until the Rent Commencement Date. Even though the Rent Commencement Date has not occurred, Tenant shall have full access to the Premises for purposes of completing its due diligence and feasibility analysis, as described in Section 4(c) hereof and constructing the Recycling Facility, as described in Section 5 hereof. The obligation to pay rent and any other sums due hereunder shall not commence until the Rent Commencement Date.

4.           CONDITIONS TO TENANT'S PERFORMANCE.  The obligations of Tenant hereunder shall be subject to the satisfaction of the following conditions:

(a)           Leasehold Title Insurance.  Within fifteen (15) days of the Effective Date, Landlord shall deliver to Tenant a commitment (hereinafter "Leasehold Title Commitment") for an ALTA Leasehold Owner's Title Insurance Policy (the "Leasehold Title Policy") with respect to the Premises, issued through a reputable title company mutually selected by the parties hereto (the "Title Company"), insuring Tenant's leasehold interest in the Premises in an amount to be determined by the Tenant, subject only to the following:

(i)           Any apparent encumbrance or defect which is of the type or comes within the scope of any of The Title Examination Standards of the State of Oklahoma (the "Title Standards"), provided the Landlord furnishes the necessary affidavits, or other title papers, if any, as described in the applicable Title Standards, and the same are accepted by the Title Company;

(ii)           Applicable zoning laws or ordinances;

(iii)           General real estate taxes not due as of the Effective Date;

(iv)           Utility easements along side and rear lines of the Premises;

(v)           The fee simple interest of the Landlord in the Premises;

(vi)           Such other exceptions or conditions to title as to which Tenant does not object or thereafter waives; and

(b)           Other Exceptions.  Such other exceptions or conditions to title as shown on the Leasehold Title Commitment, the parties acknowledging that Landlord has made no independent examination of title to the Premises and is relying on the Title Company for that purpose.

Tenant shall have ten (10) days after receipt of the Leasehold Title Commitment to review the same and to deliver its written objections, if any, to Landlord. Within ten (10) days thereafter (unless such time is extended in writing by Tenant), Landlord shall (i) correct such objections and perfect title, (ii) have such unpermitted exceptions removed from the Leasehold Title Commitment, or (iii) have the Title Company commit to insure against loss or damage that may be occasioned by such exception; provided, however, that Landlord is under no obligation to incur any expense in connection therewith.

Landlord shall use its best efforts (not to include the obligation to incur any expense in connection therewith) to provide the Title Company documents to enable the Title Company to insure over the following items:

(i)           Rights or claims of parties in possession not shown by the public records;

(ii)           Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection;

(iii)           Easements, or claims of easements, not shown by the public records;

(iv)           Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records; and

(v)           Taxes or public assessments which are not shown as existing liens by the public records.

In the event that Landlord is unable to or fails to satisfy such objections to title, Tenant may, at its option, either (i) terminate this Agreement, in which event both parties shall be relieved of any further liability hereunder, or (ii) waive such objections; provided, however, that the waiver of objections by Tenant to title of its subleasehold interest in the Premises shall not be construed as constituting a waiver by Tenant of any other provision of this Agreement.

Tenant shall pay the premium of the Leasehold Title Policy.

(c)           Inspection of Premises.  Tenant shall have a period equal to one hundred and eighty (180) days from the Effective Date, to complete its due diligence and feasibility analysis (the "Feasibility Period"). During the Feasibility Period, Tenant may, if it so elects, conduct a full due diligence review of the Premises and its adequacy for the construction and operation of the Recycling Facility. Tenant may perform soil or other physical tests with respect to the Premises as it may determine. All such inspections shall be obtained by Tenant at its expense and performed by Tenant or by qualified personnel of its choice. On or before the expiration of the Feasibility Period, Tenant must notify Landlord of any material defects to the Premises not acceptable to Tenant. Within five (5) days after receipt of such notification from Tenant, Landlord shall notify Tenant in writing whether or not it is willing to correct such defects. If Landlord is not willing to correct such defects, Tenant may either waive such requirements or elect to terminate this Agreement. A notice to terminate by Tenant must be received by Landlord within ten (10) days following Landlord's notice to Tenant. If Tenant does not report any material defects with respect to the Premises on or before the expiration of the Feasibility Period, Tenant shall be deemed to have accepted the Premises in its condition on the Effective Date of this Agreement. Tenant shall repair any damage to the Premises arising from said inspections, and shall indemnify and hold Landlord harmless from and against any and all claims, costs, demands and expenses, including, without limitation, reasonable attorney fees, court costs and other legal expenses, resulting from these inspections.

(d)           Non-Disturbance Agreement.  With respect to any existing mortgage or deed of trust with respect to Landlord's interest in the Premises, this Agreement is conditioned upon Landlord obtaining the written agreement of said mortgagee, within thirty (30) days from the expiration of the Feasibility Period, to the effect that so long as there is not outstanding a continuing event of default by Tenant in any term, condition, covenant or agreement of this Lease, the leasehold estate of the Tenant, its successors and assigns, created under this Lease and Tenant's peaceful and quiet possession, use and enjoyment of the Premises shall be undisturbed by any foreclosure of said mortgage or deed of trust. Such written agreement shall be subject to Tenant's reasonable approval of such form(s), which shall be consistent with this paragraph and which shall not be unreasonably withheld.

(e)           Affiliated Company Lease.  Razorback Farms, Inc. and Illinois Farms, Inc. (corporations which are affiliated with Landlord) shall execute and deliver an Agreement to Enter into Additional Lease, in the form attached hereto as Exhibit "C ".

5.           TENANT'S WORK.  It is understood and agreed that the Tenant shall construct upon the Premises the Recycling Facility and equip the Recycling Facility with all trade fixtures and personal property suitable or appropriate to the regular and normal operation thereof, all at Tenant's sole cost and expense, and in accordance with the following:

(a)           Construction of the Recycling Facility.  The Tenant shall commence construction of the Recycling Facility within a reasonable time after the expiration or earlier termination of the Feasibility Period, and shall continue such work with diligence and good faith until completed. In any event, the Tenant shall complete the construction of the Recycling Facility within one (1) year of the expiration or earlier termination of the Feasibility Period. During the construction of the Recycling Facility, Tenant shall carry or cause to be carried appropriate comprehensive general liability insurance, including contractor's protective liability insurance, builder's risk insurance, worker's compensation and employer's liability insurance and comprehensive automobile liability insurance in amounts and coverages subject to Landlord's reasonable approval. The Recycling Facility and any alterations thereto located on the Premises shall be owned by the Tenant during the Lease Term.

(b)           Costs of Construction.  The entire cost and expense of (I) constructing the Recycling Facility on the Premises, (2) constructing any roads, utilities or other infrastructure to the Premises and (3) any costs related thereto shall be borne and paid by Tenant, and Tenant shall hold and save Landlord harmless from any loss, cost, expense or liability whatsoever on account thereof. The Tenant shall not have the power to subject the interest of the Landlord in the Premises to any mechanic's or materialmen's lien or lien of any kind. The Tenant will not permit or suffer to be filed or claimed against the interest of the Landlord in the Premises during the Lease Term any lien or claim of any kind, and if such lien be claimed or filed, it shall be the duty of the Tenant, within thirty (30) days after the Landlord shall have been given written notice of such a claim having been filed, or within thirty (30) days after the Landlord shall have been given written notice of such claim and shall have transmitted written notice of the receipt of such claim to the Tenant (whichever thirty (30) day period expires earlier) to cause the Premises to be released from such claim or lien, either by payment or by the posting of a bond or by the payment to the applicable court of the amount necessary to release the Premises from such claim or lien, or in any other manner, which, as a matter of law, will result, within a period of thirty (30) days, in releasing the Landlord and the title of the Landlord from such claim or lien; and the Tenant covenants and agrees, within such period of thirty (30) days, to cause the Premises and the Landlord's interest therein to be released from the legal effect of such claim or lien. Before commencing the construction of the Recycling Facility, the Tenant agrees that it will have arranged for financing so that at all times there shall be available to the Tenant sufficient funds to pay for the cost of the construction of the Recycling Facility. The Landlord and Tenant understand and agree that this is a ground lease agreement and that all fixtures and equipment installed at the Recycling Facility shall remain the sole and separate property of Tenant.

(c)           Licenses and Permits.  Tenant shall be responsible, at its sole cost and expense, to secure all licenses, permits, variances and approvals necessary or required for the construction of the Recycling Facility. Landlord agrees to execute any applications or other documents reasonably requested by Tenant in order to obtain any such permits, licenses, variances and approvals.

6.           RENT.

(a)  Beginning on the Rent Commencement Date, Tenant agrees to pay to Landlord, without any prior demand therefor and without any deduction or set off whatsoever, base rent of Twelve Thousand Dollars ($12,000.00), in equal monthly installments of One Thousand Dollars ($1,000.00) which shall be due and payable in advance on the first day of each month during the Lease Term. If the Lease Term shall commence other than the first day of a calendar month, the rent payable during such initial fractional month shall be prorated based on the actual number of days in such initial fractional month.

(b)  In the event that the Production Rent (as hereinafter defined) exceeds the base rent described in the preceding paragraph, the Production Rent shall be paid in lieu of base rent. The term "Production Rent" shall mean a quarterly payment which shall equal three quarters of one (1) cent ($.0075) per one (1) pound of recycled resin produced from the Production Facility. For purposes of this Agreement, the phrase "recycled resin produced from the Production Facility" means the net densified product produced from the Recycling Facility, whether sold, used or not. The parties agree that Production Rent shall be capped throughout the Term at Four Hundred Fifty Thousand Dollars ($450,000.00) per year.

(c)  On or before April 15, July 15, October 15 and January 15 of each year during the Lease Term, the Tenant shall furnish to the Landlord a statement setting forth the recycling production made on the Premises in the previous quarter (which statement shall contain a detailed calculation of the Production Rent), and shall simultaneously therewith pay Landlord the Production Rent, if any, due for such quarter. The Tenant shall maintain with respect to the business transacted in or from the Premises adequate books and records reflecting the recycling production of the Recycling Facility during each quarter. The Landlord and its agents may examine said books and records, with respect to any quarter, at any time during said quarter or within one (1) year thereafter. If Landlord elects to examine said books, records and returns, the same, or copies thereof, shall be made available to Landlord at Tenant's corporate office.

7.           NET LEASE.  It is the purpose and intent of the Landlord and Tenant that the rent provided herein be net to Landlord, so that this Lease shall yield net to Landlord the rent described above, and that all costs, expenses and obligations related to the Premises or the Recycling Facility, which arise or become due during the Lease Term, shall be paid by the Tenant; provided, however, that nothing in this Lease shall be deemed to require the Tenant to pay or discharge any liens or mortgages of any character which may be placed upon the Premises by the affirmative act of the Landlord. Tenant shall pay and discharge any Leasehold Mortgage (as hereinafter defined). Tenant is responsible for all expenses and costs of any kind related to the construction and operation of the Recycling Facility, and Tenant acknowledges that Landlord shall have no responsibility whatsoever to provide any financial support with respect to such activities. Tenant further acknowledges that the terms of this Lease apply only to the Premises and that required use (e.g. easement for utilities or roadways) of adjoining property owned by Landlord shall be subject to separate written agreement of the parties.

8.           TAXES.  The parties acknowledge that the Premises will be assessed as a separate tax parcel. Landlord will provide to Tenant the notice of amount of real estate taxes due with respect to the Premises, immediately upon Landlord's receipt of the same from Adair County, Oklahoma or other appropriate governmental entity and Tenant agrees to pay all real estate taxes before any delinquency can occur therein or in any part or installment thereof. The term "real estate taxes" as used herein means all real property taxes and assessments that may be levied or assessed against the Premises (and any improvements thereon) by any lawful governmental authority for each calendar year or portion thereof, commencing on the Effective Date. Real estate taxes are to be prorated for any partial lease year. In addition, real estate taxes shall not include penalties or interest or other charges for late payments of real estate taxes provided Tenant remits same by the due date.

Tenant, at its cost, shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises, or to contest any taxes or utility charges that are to be paid by Tenant, provided, however, that Tenant shall indemnify and hold Landlord harmless from any loss or damage resulting from any such contest. If Tenant seeks a reduction, or contests any taxes or utility charges, the failure on Tenant's part to pay the taxes or utility charges shall not constitute a default, as long as Tenant complies with the provisions of this Section. Tenant may use any means allowed by statute to protest property tax assessments as defined in this Section, as long as Tenant remains current as to all other terms and conditions of this Lease. If, during the protest period, any default occurs and the protested taxes or assessments have not been paid, then Tenant shall furnish to Landlord a surety bond issued by an insurance company qualified to do business in the state where the Premise is are located. The amount of the bond shall equal one hundred ten percent (11 0%) of the total amount of taxes in dispute. The bond shall hold Landlord and the Premises harmless from any damage arising out of the proceedings or contests and shall insure the payment of any judgment that may be rendered.

Landlord shall not be required to join in any proceedings or contest brought by Tenant unless the provisions of the law require that the proceedings or contest be brought by or in the name of Landlord or the owner of the Premises. In that case, Landlord shall join in the proceeding or contest, or permit it to be brought in Landlord's name, as long as Landlord is not required to bear any cost including penalties and interest. Tenant, on final determination of the proceedings or contest, shall immediately pay or discharge any decision or judgment rendered, together with all costs, charges, interest and penalties incidental to the decision or judgment.

9.           INSURANCE.

(a)           Insurance Coverages by Tenant.  At all times throughout the Lease Term, Tenant shall, at its own cost and expense, provide the following insurance coverages:

(i)           Fire and casualty coverage insurance on all improvements either now or hereafter located on the Premises, against loss or damage by fire or other risks or perils, including vandalism and malicious mischief, as may be included in the broadest form of extended coverage from time to time available in amounts sufficient to prevent any party in interest from being or becoming a co-insuror on the part of any risk, and, in any event, an amount not less than one hundred percent (100%) of the replacement cost of said improvements.

(ii)           Comprehensive public liability insurance against claims for personal injury, death, or property damage occurring in connection with the use and occupancy of the Premises and improvements thereon by Tenant, and adjoining Common Areas, and providing coverage with minimum limits of liability of not less than One Million and No/100 Dollars ($1,000,000.00) for bodily injury or death in anyone occurrence, One Million and No/100 Dollars ($1,000,000.00) in the aggregate per policy year, and One Hundred Thousand and No/100 Dollars ($100,000.00) for property damage. Said policy shall name the Landlord, and any person, firm or corporation designated by the Landlord, as additional insureds.

(b)           Policies.  All policies required to be maintained by Tenant pursuant to this Section shall be effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the State of Oklahoma. All policies shall require that Landlord receive written notification of not less than ten (10) days prior to any cancellation or modification of such insurance coverage, and shall provide that Landlord's interest shall not be invalidated by any acts, omissions or neglect of anyone other than Landlord. The Tenant shall use its best efforts to cause all such policies to require that the Landlord receive written notification of not less than thirty (30) days prior to any cancellation or modification of such insurance coverage. In the event Tenant fails to timely pay any premiums with respect to said insurance, Landlord shall have the right, but not the obligation, to pay such premiums and obtain such insurance, and any amounts paid by Landlord therefor shall be deemed additional rent payable by Tenant upon demand. Tenant shall cause the insurer(s) to furnish to Landlord certificate(s) evidencing any insurance required to be maintained by Tenant hereunder.

10.           MAINTENANCE AND REPAIRS.  Tenant, at its sole expense, shall keep and maintain the Premises, the Recycling Facility and all improvements associated therewith in good repair and condition. Tenant shall also be responsible for all cleaning, landscaping, mowing, snow removal, and garbage and refuse removal expenses with respect to the Premises and shall not permit a nuisance to exist on the Premises.

11.           UTILITIES.  Tenant, at its sole cost and expense, shall obtain and promptly pay for all utility services furnished to or required for the operation of the Premises and the Recycling Facility, including, without limitation, electricity, gas, water, sewer, heat, telephone, garbage collection, all meters with respect thereto, and all charges for any of the foregoing, including all tap and connection fees. Landlord does not represent that electricity, water, sanitary sewer, gas or other utilities are available to the Premises. Tenant shall pay the cost of extending any electricity, water, sanitary sewer, gas or other utilities to the Premises. Pursuant to the Easement and Cooperation Agreement attached as Exhibit "C", Razorback Farms, Inc. and/or Illinois Farms, Inc. will provide assistance to Tenant with respect to water pumping rights from the Illinois River. Tenant specifically acknowledges that such rights may be terminated by the State of Oklahoma and that if such rights are terminated, Tenant shall be responsible to locate an alternative source of water for the Recycling Facility.

12.           USE OF PREMJSES.  The Premises shall be used solely for the operation of the Recycling Facility. A description of the recycling process to be used at the Recycling Facility is set forth on attached Exhibit "D" and the use of the Premises shall be limited to such process. Tenant shall not perform any acts or carry on any practices which may injure the Premises or be a nuisance or menace. Tenant, at its sole expense, shall comply with (a) all laws, orders and regulations of federal, state and municipal authorities, and (b) the provisions of any insurance policies required to be maintained by Tenant with respect to the Premises, as set forth in Section 9 hereof. If any addition, alteration, change, repair or other work of any nature, structural or otherwise, shall be required or ordered or become necessary at any time during the Lease Term, with respect to any improvements erected thereon by the Tenant, because of any of the foregoing requirements, the entire expense thereof, irrespective of when the same shall be incurred or become due, shall be solely the liability of Tenant, and the Landlord shall not be called upon to contribute thereto.

13.           ALTERATIONS.  After construction of the Recycling Facility in accordance with Section 5 of this Lease, the Tenant may, at any time and from time to time during the Lease Term, at its sole expense, make interior, exterior and structural alterations and additions to any portion of said improvements, including, but not limited to, complete demolition of any existing improvements and erecting new improvements on the Premises, provided, however, if such alterations materially alter the exterior of the improvements, the prior written consent of Landlord shall be required with respect thereto. Such consent shall not be unreasonably withheld. With respect to any alterations or additions to any portion of said improvements, the Tenant shall not permit or suffer to be filed or claimed against the Landlord and the Premises during the Lease Term any lien or claim or any kind, and if such lien be claimed or filed, it shall be the duty of the Tenant, within thirty (30) days after the Landlord shall have been given written notice of such a claim having been filed, or within thirty (30) days after the Landlord shall have been given written notice of such claim and shall have transmitted written notice of the receipt of such claim to the Tenant (whichever thirty (30) day period expires earlier) to cause the Premises to be released from such claim or lien, either by payment or by the posting of a bond or by the payment to the applicable court of the amount necessary to release the Premises from such claim or lien, or in any other manner, which, as a matter of law, will result, within a period of thirty (30) days, in releasing the Landlord and the title of the Landlord from such claim or lien; and the Tenant covenants and agrees, within such period of thirty (30) days, to cause the Premises and the Landlord's interests therein to be released from the legal effect from such claim or lien. All such alterations and additions made in accordance with this paragraph shall become part of the improvements located on the Premises and shall be and remain the property of Tenant during the Lease Term.

14.           CONDEMNATION.

(a)           Condemnation Proceeds.  If, at any time during the Lease Term, the Premises or any improvements thereon, or any portion thereof, are taken by condemnation or right of eminent domain, or sold to a condemning authority under threat of the exercise of such power, for purposes of said condemnation (or sale in lieu thereof), the parties agree that the Landlord shall be entitled to claim or receive from the condemning authority that portion of the condemnation award (or sale proceeds) allocated to the Premises, as though the Premises were unimproved property, and that the Tenant shall be entitled to claim or receive from the condemning authority that portion of the condemnation award (or sale proceeds) allocated to the value of the improvements on the Premises. The parties agree that Tenant may maintain its own claim with respect to damages sustained by Tenant resulting from a taking by condemnation or right of eminent domain, or sale to a condemning authority under threat of the exercise of such power.

(b)           Termination of Lease, Abatement of Rent.  Unless this Lease is terminated pursuant to this Section, if a portion of the Premises shall be taken by condemnation or right of eminent domain, or sold to a condemning authority under threat of the exercise of such power, this Lease shall continue. If all of the Premises is so taken or sold (or if a partial taking thereof prevents the use of the Premises for Tenant's purposes), the Tenant may terminate this Lease by giving written notice to the Landlord, and this Lease shall thereupon terminate on the day following the vesting of title in the condemning authority, except as herein provided and except with respect to obligations and liabilities of the Landlord and the Tenant under this Lease which have arisen prior to such date of termination. The rent due hereunder shall be prorated as of the date of termination, and upon such termination Tenant shall satisfy or cause to be released any Leasehold Mortgage, and any further mortgages, liens or other encumbrances placed or suffered to be placed on the Premises by Tenant. In the event that a part of the Premises shall be taken and Tenant does not terminate the Lease, the parties shall negotiate an abatement of the base rent due hereunder, in proportion as the use and/or occupancy of the Premises shall be damaged by the partial taking.

15.           INDEMNIFICATION.

(a)           Indemnification of Landlord.  Tenant shall defend all actions against Landlord with respect to, and shall pay, protect, indemnify and save harmless the

Landlord from and against, any and all liabilities, lawsuits, damages, costs, expenses (including reasonable attorney's fees and expenses), causes of action, suits, claims, demands, or judgments of any nature (a) to which the Landlord is subject because of the Landlord's interest in the Premises, except for any such liabilities, losses, damages, costs, expenses, causes of action, suits, claims, demands, or judgments arising by reason of any defects in Landlord's title or any liens or encumbrances on the Premises created or suffered to come into existence by the Landlord, other than the Leasehold Permitted Exceptions (as defined in Section 4(a) hereof) or (b) arising from (i) injury to or debt to any person, or damage to or loss of property, on the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of the Premises by Tenant, (ii) Tenant's violation of this Lease, or (iii) any act or omission of Tenant or its agents, contractors, licensees, sublicensees, invitees, or employees.

(b)           Indemnification of Tenant.  Landlord shall defend all actions against Tenant with respect to, and shall pay, protect, indemnify and save harmless the Tenant from and against, any and all liabilities, lawsuits, damages, costs, expenses (including reasonable attorney's fees and expenses), causes of action, suits, claims, demands, or judgments of any nature arising from Landlord's violation of this Lease.

16.           DESTRUCTION OF PREMISES.

(a)           In general.  If any improvements on the Premises shall be partially or totally destroyed by fire or other casualty during the Lease Term, so as to be partially or totally untenantable, the improvements shall be repaired and restored by and at the cost of the Tenant. The proceeds of the insurance required to be carried by the Tenant pursuant to Section 9 hereof shall be made available to the Tenant for such repair and restoration. If such insurance proceeds are insufficient for such repair or restoration, the Tenant shall be required to pay any such deficiency. Notwithstanding any such damage or destruction, the rent payable hereunder shall not be abated as a result of such fire or other casualty and Tenant shall continue to pay said rental as provided herein.

(b)           Tenant's Option to Terminate Lease.  Notwithstanding Section 16(a) hereof, in the case of any damage or destruction occurring in the last two (2) years of the Lease Term, to the extent of sixty percent (60%) or more of the replacement cost of the improvements located on the Premises, Tenant may, at its option, by notice in writing given to Landlord within thirty (30) days after the occurrence of such damage or destruction, elect to terminate this Lease as of the date such notice is received by Landlord, and this Lease shall thereupon terminate on the date specified in said notice, except as hereinafter provided, and except with respect to obligations and liabilities of Landlord and Tenant hereunder which have arisen on or prior to the date of such termination. In the event of such termination, the insurance proceeds payable in connection with such damage or destruction of said improvements shall be payable in satisfaction of any Leasehold Mortgage then in effect with the balance payable to Landlord. Upon such termination, regardless of the amount of proceeds available, Tenant shall satisfy or cause to be released any Leasehold Mortgage, or any other mortgages, liens or other encumbrances placed or suffered to be placed on the Premises by Tenant. In addition, Tenant shall do any work necessary so that the Premises shall be surrendered to

Landlord in a safe and proper condition. Rent shall be prorated to the date of termination.

17.           SURRENDER OF PREMISES.  At the expiration or earlier termination of the Lease Term, Tenant may, on or before the expiration of one hundred eighty (180) days after expiration or earlier termination of this Lease, at Tenant's own cost and expense, remove the improvements constructed on the Premises and any of Tenant's trade fixtures, equipment, furniture, furnishings, and other personal property from the Premises; provided, however, that (a) if Tenant elects to remove said improvements, Tenant shall have the obligation to return the Premises to the same condition as when originally leased to Tenant, and if any damages to the Premises results from such removal, Tenant shall repair such damage immediately at its own cost and expense, and (b) Tenant may not exercise this option to remove said improvements if upon the expiration or earlier termination of the Lease Term, Tenant has failed to pay any rent or additional rent due hereunder. In the event Tenant elects not to remove the improvements constructed on the Premises, Landlord may, on or before the expiration of one hundred eighty (180) days after expiration or earlier termination of this Lease, require Tenant to remove the same, at Tenant's sole cost and expense. If Landlord so elects, Tenant shall have the obligation to return the Premises to the same condition as when originally leased to Tenant, and if any damages to the Premises results from such removal, Tenant shall repair such damage immediately at its own cost and expense. In the event such improvements and items are not removed at the expiration or earlier termination of the Lease Term, in accordance with this Section 17, such items shall be deemed abandoned and shall be the property of Landlord. On or before the expiration or earlier termination of this Lease, Tenant shall cause any mortgages, liens or encumbrances (including any Leasehold Mortgage) created by, through or under Tenant to be fully discharged and released.

18.           DEFAULT.

(a)           Default by Tenant.  The occurrence of any of the following events shall constitute a default by Tenant hereunder: (a) Tenant's failure to pay any rent or additional rent due hereunder within ten (10) days after written notice of such failure shall have been given to Tenant by Landlord, (b) Tenant's failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant, for more than thirty (30) days after written notice of such failure shall have been given to Tenant by Landlord (provided, however, that if such failure is of such a nature that it cannot reasonably be cured within said period, Tenant's failure to promptly commence to cure or remove such failure within such period and thereafter proceeding with due diligence to cure or remove the same), (iii) Tenant files or there is filed against Tenant a petition in bankruptcy or a petition or answer seeking reorganization under the federal Bankruptcy Code or any other applicable statute, or (d) an order is entered adjudicating Tenant bankrupt or approving an involuntary petition seeking a reorganization of Tenant under the federal Bankruptcy Code or any other applicable statute, or appointing a receiver, trustee or conservator for all or a substantial part of the property of Tenant and such order is not vacated or stayed within sixty (60) days of such entry.

(b)           Default by Landlord.  In the event of any failure by Landlord to perform any of the terms, conditions or covenants of this Lease to be observed or performed by Landlord for more than thirty (30) days after written notice of such failure shall have been given to Landlord (unless such failure is of such a nature that it cannot reasonably be cured within said period, if Landlord shall not promptly commence the cure thereof within such period and thereafter proceed with reasonable diligence and in good faith to remedy such failure), Landlord shall be in default hereunder.

19.           REMEDIES.

(a)           Default by Tenant.  In the event of default by Tenant as set forth in Section 18(a) hereof, Landlord shall have the right and option to pursue all of its legal remedies including, without limitation, the right to terminate this Lease, to re-enter the Premises as agent of Tenant, and to evict Tenant and to remove Tenant's possessions, all without being deemed guilty of any trespass and without prejudice to any claim by Landlord for damages for breach of this Lease or for arrears of rent or any other amounts due hereunder. The rights and remedies given to Landlord by this Section shall be deemed to be cumulative and not one of the rights and remedies shall be exclusive at law or in equity of the rights and remedies which Landlord might otherwise have by virtue of a default by Tenant under this Lease, and the exercise of any such right or remedy by Landlord shall not impair Landlord's standing to exercise any other right or remedy.

(b)           Default by Landlord.  In the event of default by Landlord as set forth in Section 18(b) hereof, Tenant may (i) terminate tins Lease by giving thirty (30) days written notice to Landlord, or (ii) pursue any remedy at law or in equity that Tenant may have as a result of Landlord's default, including, but not limited to, seeking specific performance of this Agreement.

(c)           Mitigation of Damages.  Each party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other party's performance or non-performance of this Agreement.

20.           COVENANT OF QUIET ENJOYMENT.  Upon payment by the Tenant of the rent herein provided, and upon the observance and performance of all covenants, terms and conditions on Tenant's part to be observed and performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through, or under the Landlord, subject, however, to the terms and conditions of this Lease.

21.           HOLDING OVER BY TENANT.  At the expiration of the Lease Term, the parties, by mutual agreement, may elect to continue the Lease Term from month to month, subject to the same terms and conditions as set forth herein; provided, however, that in the event of such extension of the Lease Term, the Lease Term as extended may be terminated by either party upon thirty (30) days written notice to the other party.

22.           TENANT'S FINANCING.

(a)           Tenant shall have the right during the Lease Term to subject its interest in the Premises to one or more mortgages, deeds of trust, assignments of sublease, security agreement or other methods of financing or refinancing (hereinafter referred to as "Leasehold Mortgage", and any holder of which is hereinafter referred to as "Leasehold Mortgagee"), or to anyone or more extensions, modifications or renewals or replacements thereof. Tenant shall immediately notify Landlord in writing of the name and address of any Leasehold Mortgagee.

(b)           If Tenant shall be in default in the observance or performance of any covenant in this Lease, Landlord shall send a copy of the written notice of such default to the Leasehold Mortgagee at its address as provided to Landlord by Tenant. The Leasehold Mortgagee shall have thirty (30) days after delivery of such written notice from Landlord within which to cure or remove such default, and if such default cannot with diligence be cured within such thirty (30) day period, a reasonable time thereafter, provided that the Leasehold Mortgagee promptly commences to cure the same and thereafter pursues the curing of such default with diligence. Notwithstanding any other provision of this Lease, Landlord shall not have any right pursuant to this Lease or otherwise to terminate this Lease due to such default unless Landlord shall have first given a copy of the written notice thereof to the Leasehold Mortgagee and unless the Leasehold Mortgagee shall have failed to cure or remove, or cause to be cured or removed, such default within the time required by this paragraph. Landlord shall accept performance by the Leasehold Mortgagee of any covenant, agreement or obligation of Tenant contained in this Lease, with the same effect as though performed by Tenant.

(c)           If this Lease is terminated for any reason, other than the Leasehold Mortgagee's failure to cure a default as permitted in paragraph (b) of this Section, or in the event of the rejection or disaffirmance of this Lease pursuant to bankruptcy law or other law affecting creditors rights generally, the Landlord will enter into a new lease of the Premises with the Leasehold Mortgagee, or any party designated by the Leasehold Mortgagee, within thirty (30) days after the request of the Leasehold Mortgagee referred to below, for the remainder of the term of this Lease, effective as of the date of such termination, rejection or disaffirmance, upon the same terms and conditions as set forth herein (including, but not limited to, the restrictions on the use of the Premises as set forth in Section 13 hereof), provided that the Leasehold Mortgagee makes a written request to the Landlord for such new lease within thirty (30) days after the effective date of such termination, rejection or disaffirmance, as the case may be, and such written request is accompanied by a copy of such new lease, duly executed and acknowledged by the Leasehold Mortgagee or the party designated by the Leasehold Mortgagee to be the tenant thereunder, and the Leasehold Mortgagee cures all defaults under this Lease which can be cured by the payment of money and pays to Landlord all rent hereunder which would at the time of such execution and delivery be due and payable by Tenant under this Lease but for such rejection, disaffirmance or termination. If the Leasehold Mortgagee, or the party so designated by the Leasehold Mortgagee, shall have entered into a new lease with Landlord pursuant to this paragraph, then any default under this Lease which cannot be cured by the payment of money shall be deemed cured. Any new lease made pursuant to this paragraph shall have the same priority with respect to other interests in the Premises as this Lease. The Leasehold Mortgagee's rights under this paragraph are in addition to the Leasehold Mortgagee's right to cure under paragraph (b) of this Section.

22.  The provisions of this paragraph shall survive the termination, rejection or disaffirmance of this Lease and shall continue in full effect thereafter to the same extent as if this paragraph were a separate and independent contract made by Landlord, Tenant, and Leasehold Mortgagee. From the effective date of such termination, rejection or disaffirmance of this Lease to the date of execution and delivery of such new lease or the expiration of the period during which Leasehold Mortgagee may make a request, the Leasehold Mortgagee may, upon payment of the rent called for herein, use and enjoy the leasehold estate created by this Lease without hindrance by Landlord.

(d)           If the Landlord shall elect to terminate this Lease pursuant to the provisions hereof, and if the Leasehold Mortgagee desires to obtain a new lease pursuant to paragraph (c) of this Section but has not yet acquired Tenant's leasehold interest in this Lease, then the Leasehold Mortgagee shall have the right to postpone and extend the specified date for the termination of this Lease for a period reasonably sufficient to enable the Leasehold Mortgagee or its designee to acquire Tenant's interest in this Lease by foreclosure of its Leasehold Mortgage or otherwise as long as the Leasehold Mortgagee pays the Landlord the rent reserved hereunder during such postponement or extension. The Leasehold Mortgagee shall exercise its right to extend the termination date by providing Landlord a notice thereof prior to the termination date so specified by Landlord and tendering to Landlord any rent or additional rent then in default.

(e)           If any Leasehold Mortgage is in effect, Landlord will not accept a voluntary surrender of this Lease by the Tenant, and this Lease shall not be modified without the prior written consent of the Leasehold Mortgagee.

(f)           Any present or future lien or security interest of Landlord, whether arising by operation of law or otherwise, upon any property of Tenant now or hereafter located on the Premises, is hereby waived and relinquished by Landlord. It is understood that Tenant may from time to time grant security interests in all equipment, furniture and trade fixtures located on the Premises; and within ten (10) days after request and presentation by Tenant to Landlord of a Landlord Waiver or Consent form, subject to Landlord's reasonable approval of such form which shall be consistent with this paragraph, Landlord agrees to execute such form in favor of any such third party holding such a security interest.

23.           OPTION TO PURCHASE.  The parties shall execute an Option Agreement for the Premises, in the form attached hereto as Exhibit "E". The intent of the Option Agreement is to give the Tenant the option (beginning approximately three (3) years after the Effective Date) to purchase the Premises every three (3) years or to continue the Lease, if the Tenant does not exercise the option.

24.           ENVIRONMENTAL MATTERS.

(a)           Representations by Landlord.  Landlord hereby represents the following, to the best of its knowledge and belief:

(i)           Neither the Premises nor the Landlord are in violation of, nor subject to, any existing, pending, or threatened investigation by any governmental authority, under any Environmental Law (as hereinafter defined) with respect to the Premises,

(ii)           The Landlord has not, and is not required by any Environmental Law, to obtain any permits or licenses to use any of the Premises for its existing purposes, and

(iii)           The Landlord has no knowledge that any Hazardous Substance (as hereinafter defined) has been disposed of, incorporated in, or released on the Premises.

(b)           Indemnification by Landlord.  The Landlord shall indemnify and hold Tenant harmless from and against all claims for or on account of or arising out of any violation of any Environmental Law, or disposal of or release of any Hazardous Substance on the Premises, for any period prior to the Effective Date, caused by Landlord. Further, in the event of a misrepresentation or violation by Landlord under this subsection or Section 25(a), the Tenant may elect to terminate this Lease by written notification to Landlord.

(c)           Prohibition Against Hazardous Substances.  During the Lease Term, the Tenant shall not at any time allow the disposal of any Hazardous Substances on the Premises. The Tenant shall indemnify and hold the Landlord harmless from and against all claims for or on account of or arising out of any violation of any Environmental Law, or disposal of or release of any Hazardous Substance on the Premises, for any period during the Lease Term. Further, in the event of a violation by Tenant under this Section 24(c), the Landlord may elect to terminate this Lease by written notification to Tenant.

(d)           Definition.  For purposes of this Section 24, the following terms shall have the following meanings:

(i)           The term "Environmental Law" shall mean and be defined as any federal, state or local law, statute, ordinance, or regulation pertaining to the health, industrial hygiene or the environmental conditions on, under, or about the Premises, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), also known as the Super Fund Amendments and Authorization Act of 1986 ("SARA").

(ii)           The term "Hazardous Substance" shall mean and be defined herein as those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in CERCLA, RCRA, SARA, and the Hazardous Materials Transportation Act, as amended, and in the regulations promulgated pursuant to such laws, together with such substances listed in the United States Department of Transportation Table or by the Environmental Protection Agency (or any successor agency) as hazardous substances, together with any other substances, materials, and wastes which are or become regulated under applicable local, state, or federal law, or which are classified as hazardous or toxic under federal, state or local law.

25.           LANDLORD'S REPRESENTATIONS AND COVENANTS.  The Landlord hereby represents, warrants and covenants the following:

(a)           As of the Effective Date of this Agreement, there are no adverse or other parties in possession of the Premises or any part thereof, and no party has been granted any license, lease or other right relating to the use or possession of the Premises or any part thereof.

(b)           The Landlord has full right and lawful authority to enter into this Lease.

(c)           The Landlord is not aware of any boundary, surveyor title questions or disputes with respect to the Premises.

26.           ASSIGNMENT AND SUBLETTING.  Tenant may not assign this Lease in whole or in part, or further sublet the Premises, without obtaining the prior written consent of Landlord. Consent by Landlord shall not be unreasonably withheld. Notwithstanding the preceding sentences, the consent of Landlord shall not be required with respect to an assignment of this Lease to an affiliate of Tenant. It shall be a condition to the validity of any assignment or subletting by Tenant that the assignee or sublessee agrees directly with Landlord, by written instrument in a form satisfactory to Landlord, to be bound by all of the obligations of the tenant hereunder, including, without limitation, the obligation to pay rent and other amounts provided for under this Lease, the covenant of use concerning the Premises, and this covenant with respect to assignment and subletting, but such assignment or subletting shall not relieve Tenant of any of the obligations of the Tenant hereunder, and Tenant shall remain fully liable therefor. Landlord shall have the right to assign this Lease without the consent of the Tenant.

27.           BROKERS.  The parties hereby represent to each other that there are no commissions, fees, or finder's fees due or owing to any broker or other person as a result of the transactions contemplated herein.

28.           ESTOPPEL CERTIFICATES.  Each party agrees, within seven (7) days after written request by the other, to execute, acknowledge and deliver to and in favor of any proposed mortgagee, lender to either party, or purchaser of the Premises or any interest therein, an estoppel certificate, in the form customarily used by such proposed mortgagee, lender or purchaser, stating, among other things, (i) whether this Lease is in full force and effect, (ii) whether this Lease has been modified or amended and, if so, identify and describe in each such modification or amendment, (iii) the date to which rent or other charges have been paid, and (iv) whether the party furnishing such certificate knows of any default on the part of the other party or has any claim against such party and, if so, specifying the nature of such default or claim.

29.           SUBORDINATION AND NON-DISTURBANCE.  Upon the request of Landlord, Tenant agrees to execute and deliver a written agreement subordinating this Lease and Tenant's rights under this Lease to the lien of any real estate mortgage hereafter placed upon Landlord's interest in the Premises by Landlord; provided, however, that any such mortgage shall provide so long as there is not outstanding a continuing event of default by Tenant in any term, condition, covenant or agreement of this Lease, the leasehold estate of the Tenant its successors and assigns, created under this Lease and Tenant's peaceful and quiet possession, use and enjoyment of the Premises shall be undisturbed by any foreclosure of said mortgage. Such written agreement shall be subject to Tenant's reasonable approval of such form(s), which shall be consistent with this paragraph, and which will not be unreasonably withheld.

30.           NOTICES.  Any notice or other communication required or permitted hereunder shall be in writing and shall be served by hand delivery, prepaid United States certified or registered mail, return receipt requested, or reputable overnight delivery service guarantying next day delivery and providing a receipt. All notices shall be addressed to the parties at the following addresses, except that any party may, by notice in the manner provided herein, change its address for all subsequent notices. Notices shall be deemed given (whether or not the same is actually received) the third day following the date of mailing or dispatch, as the case may be.

(a)           If to Landlord: Razorback Watts, Inc. at P.O. Box 291, Springdale, Arkansas 72765

(b)          If to Tenant: Advanced Environmental Recycling Technologies, Inc. at P.O. Box 1237, Springdale, Arkansas 72764

31.           ARBITRATION/ATTORNEY'S FEES.  In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for arbitration of the Uniform Arbitration Act of Oklahoma. A list of arbitrators shall be presented to the Landlord and Tenant from which one will be chosen. In the event that the Landlord and Tenant cannot agree on an arbitrator, each of them shall choose an arbitrator. The two (2) arbitrators chosen by Landlord and Tenant shall thereafter choose a third arbitrator, which third arbitrator shall thereafter be solely responsible for making a determination with respect to the dispute at hand. Any arbitration hearing shall be conducted in a location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon all parties. The prevailing party shall be awarded all of the filing fees, related administrative costs and attorney fees. Any questions involving contract interpretation shall use the laws of Oklahoma. An arbitrator's decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

32.           BINDING EFFECT AND BENEFITS.  Subject to the restrictions on assignment of this Agreement as set forth in Section 26 hereof, this Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

33.           WAIVER.  Either party hereto may waive any requirement, covenant, condition or obligation to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement, covenant, condition or obligation, and shall be specifically designated as a waiver hereunder with reference to the applicable Section and paragraph of this Agreement. Except as hereinabove provided, a waiver by a party of any breach of any term, covenant, or condition contained herein to be performed by a party, or the delay, forbearance, indulgence or failure of a party in exercising any right hereunder on account of such breach, or the partial exercise of such right, shall not be deemed a waiver of any subsequent breach of the same term or any other term, covenant or condition hereof.

34.           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

35.           MISCELLANEOUS.

(a)           Section Captions.  The captions and the table of contents (if any) used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. Whenever the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

(b)           Entire Agreement.  This Lease contains the entire agreement between the parties and no agreement, representation or inducement shall be effective to change, modify or terminate this Lease in whole or in part unless in writing and signed by the parties.

(c)           Time of the Essence.  Time is of the essence in this agreement

(d)           Governing Law.  The laws of the State of Oklahoma shall govern the interpretation, validity, performance, and enforcement of this Lease. If any provision of this Lease shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

(e)           Severability.  If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(f)           Relationship.  Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

(g)           Amendments.  This Lease may not be altered, amended or modified except pursuant to a written instrument executed by all the parties hereto.

(h)           Further Actions.  At any time and from time to time on or after the execution hereof, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Lease.

(i)           Costs and Expenses.  Each party hereto shall bear its fees and expenses separately incurred in connection with this Lease, the transactions contemplated herein, and the performance of its obligations hereunder.

(j)           Facsimile Execution.  For purposes of executing this Lease, a document signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Lease or other document executed in compliance with tins Section.

(k)           Conditioned on Board Approval. The Landlord and Tenant expressly agree that enforceability of this Agreement will be specifically conditioned upon the approval of its terms by the majority of the independent and disinterested members of the AERT Board of Directors.

(l)           Easement Reservation.  The Landlord, for itself, its agents or assigns, reserves a perpetual access easement over and across the West 40 feet of the Premises and the South 40 feet of the Premises, for purposes of accessing adjoining property that is owned by the Landlord or its affiliates. The Tenant shall have the right to move the location of the easement, so long as it does not unreasonably interfere with the ability of the Landlord to access such adjoining property.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written, but effective as of the Effective Date.

Razorback Watts, Inc.

By:   /s/ Jared Brooks, V.P.
        Jared Brooks, its Vice President

Advanced Environmental Recycling Technologies, Inc.

BY:  /s/ Joe Brooks
Joe Brooks, its President and CEO

EXHIBIT “A”
LEGAL DESCRIPTION OF PREMISES

PROPERTY DESCRIPTION

The Southwest Quarter of the Northeast Quarter and the West Half of the Southeast Quarter of the Northeast Quarter of Section 24, Township 19 North, Range 25 East, Adair County, Oklahoma being more particularly described as follows:

Beginning at an existing rebar marking the Northwest Corner of the Southwest Quarter of the Northeast Quarter.  Thence along the North line of the Northeast Quarter, North 89 degrees 39 minutes 41 seconds East, 1978.74 feet to a set rebar w/cap marking the Northeast Comer of the West Half of the Southeast Quarter of the Northeast Quarter. Thence along the East line of said West Half, South 00 degrees 14 minutes 00 seconds West, 1318.10 feet to a set rebar w/cap marking the Southeast Corner of the West Half of the Southeast Quarter of the Northeast Quarter.  Thence along the South line of the Northeast Quarter, South 89 degrees 31 minutes 30 seconds West, 1978.00 feet to a set rebar w/cap marking the Southwest Corner of the Southwest Quarter of the Northeast Quarter. Thence along the West line of said Forty, North 00 degrees 11 minutes 57 seconds East, 1322.80 feet to the Point of Beginnirig, containing 59.97 acres and subject to Road Rights of Way and any Easements of Record.

EXHIBIT “B”

MEMORANDUM OF GROUND LEASE

MEMORANDUM OF GROUND LEASE AGREEMENT (“Memorandum”), made and entered into this 18th day of December, 2007, by and between Razorback Watts, Inc., an Arkansas corporation (hereinafter referred to as "Landlord") and Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (hereinafter referred to as "Tenant").

WITNESSETH:

1.           Effective December 18, 2007 (the “Effective Date”), Landlord and Tenant executed and delivered an agreement entitled "Ground Lease Agreement" (the "Lease"), wherein Landlord has leased to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants and conditions therein contained, a certain parcel of real property (the "Premises") situated in Adair County, Oklahoma, as more particularly described in Exhibit "A", attached hereto and made a part hereof by this reference.

2.           The term of the Lease (the "Lease Term") is for a period commencing from the Effective Date and continuing for a period of twenty (20) years from the Effective Date, as set forth and defined in the Lease.

3.           Pursuant to the terms and conditions of the Lease, the Tenant has entered into possession of the Premises.

4.           During the Lease Term, the Tenant has the right and option to purchase the Premises during certain periods of time as described in the Site Lease for the fair market value thereof.

5.           The purpose of this Memorandum is to give notice to all persons that Tenant has an interest in the Premises, and is in possession of the Premises.  This Memorandum shall be recorded in the Office of the Recorder of Deeds for Adair County, Oklahoma, in lieu of recordation of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum as of the day and year first above written.
Razorback Watts, Inc.

By:  _/s/ Jared Brooks, V.P.
        Jared Brooks, its Vice President

“Landlord”

Advanced Environmental Recycling Technologies, Inc.

By:   /s/ Joe Brooks
        Joe Brooks, its President and CEO

“Tenant”

Exhibit “A” to Memorandum of Ground Lease

PROPERTY DESCRIPTION

The Southwest Quarter of the Northeast Quarter and the West Half of the Southeast Quarter of the Northeast Quarter of Section 24, Township 19 North, Range 25 East, Adair County, Oklahoma being more particularly described as follows:

Beginning at an existing rebar marking the Northwest Corner of the Southwest Quarter of the Northeast Quarter.  Thence along the North line of the Northeast Quarter, North 89 degrees 39 minutes 41 seconds East, 1978.74 feet to a set rebar w/cap marking the Northeast Comer of the West Half of the Southeast Quarter of the Northeast Quarter. Thence along the East line of said West Half, South 00 degrees 14 minutes 00 seconds West, 1318.10 feet to a set rebar w/cap marking the Southeast Corner of the West Half of the Southeast Quarter of the Northeast Quarter.  Thence along the South line of the Northeast Quarter, South 89 degrees 31 minutes 30 seconds West, 1978.00 feet to a set rebar w/cap marking the Southwest Corner of the Southwest Quarter of the Northeast Quarter. Thence along the West line of said Forty, North 00 degrees 11 minutes 57 seconds East, 1322.80 feet to the Point of Beginnirig, containing 59.97 acres and subject to Road Rights of Way and any Easements of Record.

Exhibit “C”
Agreement to Enter Into Additional Lease

AGREEMENT TO ENTER INTO ADDITIONAL LEASE

This Agreement to Enter Into Additional Lease ("Agreement") is effective the 18th day of December, 2007, by and among Razorback Farms, Inc., an Arkansas corporation ("Razorback Farms"), Illinois Farms, Inc., an Arkansas corporation ("Illinois Farms") and Advanced Environmental Recycling Technologies, Inc., a Delaware corporation ("AERT").

WITNESSETH

WHEREAS, contemporaneously herewith, AERT, as tenant, is entering into a Ground Lease Agreement (the "Recycling Lease") with Razorback Watts, Inc., an Arkansas corporation ("Razorback Watts"), with respect to 59.97 acres in Adair County, Oklahoma, the legal description of which is set forth on Exhibit "A" (the "Premises"); and

WHEREAS, Razorback Farms and Illinois Farms own approximately 891 acres (the "Adjoining Property"), located adjacent to the Premises; and

WHEREAS, in order for AERT to construct and operate a recycling facility on the Premises (the "Recycling Facility"), AERT will require a long term ground lease on the Adjoining Property; and

WHEREAS, as additional consideration for the rent payable under the Lease, Razorback Farms and Illinois Farms agree to enter into such lease; and

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth, the parties agree as follows:

1. Razorback Farms and Illinois Farms agree to enter into a ground lease (the "Additional Lease") on the Adjoining Property, on the following general terms and conditions: (a) no additional rent shall be payable to Razorback Farms and Illinois Farms under the Additional Lease, the parties each acknowledging that the rent payable under the Recycling Lease being adequate consideration for both the Additional Lease and the Recycling Lease, (b) Razorback Farms and Illinois Farms shall be provided the option to lease back any unused portion of the 891 acres in exchange for fair market rent, provided, however that no rent shall be payable by Razorback Farms and Illinois Farms until January 1, 2009, (c) under the Additional Lease, AERT shall be responsible for all taxes, maintenance and other costs related to the Adjoining Property, (d) AERT shall be given the option to purchase the Adjoining Property for fair market value (during the same time periods and under the same formula described in the option terms in the Recycling Lease), and (e) all other terms shall be substantially similar to the Recycling Lease.

2. Razorback Farms and Illinois Farms agree to cooperate with AERT with respect to obtaining any permitting or licensing necessary to construct or operate the Recycling Facility on the Premises.

Executed this 18th day of December, 2007.

RAZORBACK FARMS, INC.

By:   /s/  Jared Brooks  V.P.
        Jared Brooks, its Vice President

ILLINOIS FARMS, INC.

By:   /s/  Jared Brooks  V.P.
        Jared Brooks, its Vice President

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:   /s/  Joe Brooks
        Joe Brooks, its President and CEO

Exhibit “A”
Agreement to Enter Into Additional Lease

PROPERTY DESCRIPTION

The Southwest Quarter of the Northeast Quarter and the West Half of the Southeast Quarter of the Northeast Quarter of Section 24, Township 19 North, Range 25 East, Adair County, Oklahoma being more particularly described as follows:

Beginning at an existing rebar marking the Northwest Corner of the Southwest Quarter of the Northeast Quarter.  Thence along the North line of the Northeast Quarter, North 89 degrees 39 minutes 41 seconds East, 1978.74 feet to a set rebar w/cap marking the Northeast Comer of the West Half of the Southeast Quarter of the Northeast Quarter. Thence along the East line of said West Half, South 00 degrees 14 minutes 00 seconds West, 1318.10 feet to a set rebar w/cap marking the Southeast Corner of the West Half of the Southeast Quarter of the Northeast Quarter.  Thence along the South line of the Northeast Quarter, South 89 degrees 31 minutes 30 seconds West, 1978.00 feet to a set rebar w/cap marking the Southwest Corner of the Southwest Quarter of the Northeast Quarter. Thence along the West line of said Forty, North 00 degrees 11 minutes 57 seconds East, 1322.80 feet to the Point of Beginnirig, containing 59.97 acres and subject to Road Rights of Way and any Easements of Record.

Exhibit “D”
Description of Recycling Process

General Description of Recycling Process at AERT's Watts, Oklahoma Plant

Polyethylene Film or Liner Material: Baled material will be conveyed into a shredder, size reduced, blown through a screen to remove heavy contaminants, fed through a series of washing and rinsing systems, in which 95% of water will be filtered on site and recycled. The film will then be dried, densified (increase bulk density) analyzed, blended and stored for later bulk load-out or further processing.

Exhibit “E”
Option Agreement

OPTION AGREEMENT

OPTION AGREEMENT (“Agreement”) is made effective the 18th day of December, 2007, by and between Razorback Watts, Inc., an Arkansas corporation (hereinafter referred to as “Seller”) and Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller owns certain real property located in Adair County, Oklahoma, as more particularly described on Exhibit "A" attached hereto and made a part hereof by this reference (hereinafter referred to as the "Property"); and

WHEREAS, contemporaneously herewith, Buyer, as tenant, entered into a ground lease (the "Ground Lease") with Seller, as landlord, with respect to the Property; and

WHEREAS, Seller desires to grant to Buyer, and Buyer desires to acquire from Seller, an option to acquire the Property;

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth, Seller and Buyer agree as follows:

1.           Grant of Option.  In consideration of Buyer entering into the Ground Lease and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby grants, and Buyer hereby purchases, the exclusive right and option (the "Option") to purchase the Property, on and subject to the terms and conditions hereinafter set forth.

2.           Terms of the Option.  The Option is exercisable by Buyer during the following dates (collectively, the "Option Terms" and individually, an "Option Term").

(a)  January 1, 2011 through March 1, 2011

(b)  January 1, 2014 through March 1, 2014

(c)  January 1, 2017 through March 1, 2017

(d)  January 1, 2020 through March 1, 2020

(e)  January 1, 2023 through March 1, 2023

(f)  January 1, 2026 through March 1, 2026

The Option may be exercised by Buyer, in the manner provided in Section 3 hereof, at any time during an Option Term. If Buyer does not exercise the option during the Option Term, then the

Option shall lapse as to that particular Option Term and the Ground Lease will continue.

3.           Exercise of Option.  Buyer shall exercise the Option by written notice to Seller, delivered and addressed to Seller as specified in Section 15 hereof. The Option shall be deemed exercised on the date such notice is received by Seller. Said notice shall specify the Closing Date (as hereinafter defined), which shall be no later than the end of the specific Option Term for which the notice is being provided.

4.           Terms of Purchase.  In the event the Option is exercised by Buyer, the purchase price for the Property (the "Purchase Price") shall be the fair market value of the Property. The fair market value of the Property shall mean the most probable price in cash, terms equivalent to cash or in other precisely revealed terms for which the appraised property will sell in a competitive and open market under all conditions requisite to fair sale, with buyer and seller each acting prudently, knowledgeably and for self interest, and assuming that neither is under undue duress. Fundamental assumptions and conditions assumed in this definition are (1) Buyer and Seller are motivated by self interest (2) Buyer and Seller are well informed and acting prudently (3) The property is exposed for a reasonable time on the open market (4) Payment is made in cash, its equivalent or in specified financing terms equivalent to cash (5) Specified financing, if any, may be the financing actually in place or on terms generally available for the property type in its local on the effective date of the appraisal (6) The effect, if any, on the amount of market value of atypical financing services or fees shall be clearly and precisely revealed in the appraisal report. In the event the Buyer and Seller cannot agree on the fair market value of the Property, such fair market value shall be determined by the following procedure. Both the Buyer and Seller shall each select a disinterested qualified real estate appraiser familiar with evaluation of property in the area where property is located. Using the criteria and definition set forth herein for fair market value, the appraisers shall submit their appraisals, and the average of the two appraisals shall be considered the fair market value of the Property. The Purchase Price, subject to all prorations, credits and adjustments as herein provided, shall be payable by Buyer to Seller at Closing (as hereinafter defined) in immediately available funds. Buyer acknowledges that it may need separate agreements/licenses from Razorback Farms, Inc. and Illinois Farms, Inc. (entities affiliated with Seller) with respect to water usage, ingress/egress rights, spreader rights and similar uses, and Seller acknowledges that Buyer's obligations hereunder are subject to acquiring such licenses/agreements on terms acceptable to Buyer.

5.           Closing Date and Possession.  In the event the option is exercised by Buyer, the Closing ("Closing" or "Closing Date") shall be such date as set forth in Buyer's notice exercising the option, as provided in Section 3 hereof. Buyer shall be entitled to possession of the Property at Closing. Closing shall be at the office of such closing service (the "Closing Service") as may be agreed upon by the parties.

6.           CLOSING PROCEDURES.  The sale of Seller's rights in the Property shall be governed by the following general closing procedures:

(a)           Delivery of Title Commitment.  No later than twenty (20) days prior to Closing, Seller shall deliver to Buyer a commitment (hereinafter "Title Commitment"), from a company authorized to insure titles in the State of Oklahoma, as selected by Seller, (hereinafter the "Title Company"), for issuance to Buyer of an Owner's Title

Insurance Policy (hereinafter the "Title Policy") with respect to the Property, in the amount of the Purchase Price, showing Seller to be the owner of good and marketable fee simple title to the Property in accordance with the title examination standards of the Title Company (the "Title Standards"), subject only to the following:

(i)           The following encumbrances, exceptions, or conditions to the title of the Property (hereinafter referred to as the "Permitted Exceptions"):

(1)           Applicable zoning laws or ordinances;

(2)	General real estate taxes not due as of the Closing Date;

(3)	Utility easements along side and rear lines of the Property;

(4)	Such exceptions or conditions to title as to which Buyer does not object or thereafter waives; and

(ii)           Such mortgages or deeds of trust as may encumber the Property, (1) which pertain to liens or encumbrances of a definite or ascertainable amount, (2) which provide for the release of the Property for an amount equal to or less than the Purchase Price, and (3) which may be removed by the payment of money at Closing, and shall be released at Closing.

(b)           Inspection of Title Commitment.  Buyer shall have ten (10) days after receipt of the Title Commitment from the Title Company to review the same and to deliver its written objections, if any, to Seller. Within five (5) days thereafter (unless such time is extended in writing by Buyer), Seller shall notify Buyer as to whether Seller intends to satisfy such objections by either (i) correcting such objections and perfecting title, (ii) having such unpermitted exceptions removed from the Title Commitment, or (iii) having the Title Company commit to insure against loss or damage as may be occasioned by such exceptions. If Seller so notifies Buyer, he shall, within a reasonable time thereafter, so satisfy said objection. If Seller cannot provide good and marketable fee simple title to the Property, this Option Agreement shall terminate.

(c)           Transfer of Property.  At Closing, Seller shall convey the Property by a duly executed and acknowledged warranty deed, in the form as approved by the Buyer's counsel, conveying to Buyer good and marketable fee simple title to the Property free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions. Seller shall also deliver at Closing, or cause to be delivered, to Buyer a deed or deeds of release with respect to any deeds of trust or mortgages specified in Section 6(a)(ii) hereof.

(d)           Taxes.  All general property taxes accruing or assessed with respect to the Property shall be prorated on a per diem basis as of the Closing Date. If the amount of such tax levied against the Property cannot be ascertained, such proration shall be on the basis of the taxes assessed with respect to the prior calendar year.

(e)           Title Policy.  The obligations of Buyer to close shall be subject to the commitment by the Title Company, received by Buyer at Closing, that the Title Company is prepared to issue the Title Policy with respect to the Property, in the amount of the Purchase Price, in conformity with the Title Commitment as approved by the Buyer, as extended through the Closing Date, together with such endorsements as may be required, and containing no exception or condition to the title of the Property, other than the Permitted Exceptions. Seller shall provide such documents as are reasonably required by the Title Company, for purposes of issuing the Title Policy.

(f)           Settlement Statement.  Not less than three (3) business days prior to the Closing Date, Seller shall cause the Closing Service to prepare and deliver to Buyer, a preliminary settlement statement for each party, showing the amounts due from each party at Closing, including all Closing costs and expenses computed as set forth in this Agreement.

7.           Expenses. In addition to such costs and expenses of this transaction as are allocated to the parties as set forth in other provisions of this Agreement, the following additional costs and expenses of this transaction shall be born by the parties as follows:

(a)           Seller's Expenses.  The Seller shall pay the following expenses and costs of this transaction:

(i)           Any attorney fees separately incurred by the Seller in negotiating, preparing and closing this Agreement;

(ii)          One-half (1/2) of the cost charged by the Closing Service; and

(iii)         The cost of the search fee for issuance of the Title Commitment as charged by the Title Company.

(b)           Buyer's Expenses.  The Buyer shall pay the following expenses and costs of this transaction:

(i)           The cost of issuance of the Title Policy as charged by the Title Company;

(ii)          Any attorney fees separately incurred by the Buyer in negotiating, preparing and closing this Agreement;

(iii)         One-half (1/2) of the cost of the Closing Service; and

(iv)         Any recording fees or transfer taxes.

8.           Default and Remedies.  In the event of default in the performance or observance of any provision of this Agreement by a party hereto, the parties hereto agree as follows:

(a)           Buyer's Default and Seller's Remedies.  In the event Buyer shall fail to perform any of Buyer's obligations hereunder to be performed by Buyer on or before

Closing, except as excused in writing by the Seller or by the Seller's default, the Seller shall make written demand upon Buyer for such performance, and if Buyer fails to comply with such written demand within ten (10) days after receipt thereof, Buyer shall be in default hereunder. Upon any such default by Buyer, the Seller may terminate this Agreement and Seller shall be entitled to pursue all other legal relief to which it is entitled, including, but not limited to, specific performance.

(b)           Seller's Default and Buyer's Remedies.  In the event that Seller shall fail to perform Seller's obligations hereunder to be performed by Seller on or before Closing, except as excused in writing by Buyer or by Buyer's default, Buyer shall make written demand upon Seller for performance, and if Seller fails to comply with such written ·demand within ten (l0) days after receipt thereof, Buyer shall be entitled to pursue all other legal relief to which it is entitled, including, but not limited to, specific performance.

10.           Conditions to Closing.  In the event Buyer exercises its option to purchase the Property, in addition to conditions to Closing as set forth in other provisions of this Agreement, the obligations of the parties hereunder at Closing are subject to the following general conditions:

(a)           Seller's Conditions.  All of the obligations of Seller hereunder are subject to the satisfaction of every one of the following conditions precedent unless, and only to the extent, waived in writing by Seller:

(i)           The representations and warranties of Buyer herein are true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(ii)           The covenants, agreements and undertakings of Buyer herein have been complied with all material respects.

(b)           Buyer's Conditions.  All of the obligations of Buyer hereunder are subject to the satisfaction of every one of the following conditions precedent unless, and only to the extent, waived in writing by Buyer:

(i)           The representations and warranties of Seller herein are true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(ii)           The covenants, agreements and undertakings of Seller have been complied with in all material respects.

11.           Assignment.  This Agreement may be assigned by Buyer with the prior written consent of the Seller.

12.           Binding Effect and Benefits.  This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

13.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties as to the transactions contemplated herein, and supersedes any and all understandings or agreements, if any, oral or written, between the parties relating to the subject matter hereof. There are no understandings, representations, agreements, promises or covenants other than those included herein

14.           Governing Law.  This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Oklahoma.

15.           Notices.  Notices are given pursuant to this Agreement shall be in writing, shall be given by personal delivery, by facsimile, or by mailing the same to the party entitled thereto at the address set forth below or at such other address as either party may designate in writing to the other party pursuant to the provisions of this paragraph. Notices given by mail shall be sent by United States mail, certified or registered, return receipt requested, or by nationally recognized overnight courier service providing receipt of delivery. Notices shall be deemed to be received on the day of actual receipt, in the case of personal delivery, or on the date of receipt set forth in the confirmation of delivery, in the case of facsimile or mailing. Notices shall be forwarded to the addresses and/or facsimile numbers for the parties set forth as follows:

To Seller:                Razorback Watts, Inc.
Attn:  Joyce Thompson
P.O. Box 291
Springdale, AR 72765

To Buyer:               Advanced Environmental Recycling Technologies, Inc.
Attn:  Bob Thayer
P.O. Box 1237
Springdale, Arkansas 72764

16.           Waiver.  Either party hereto may waive any requirement, covenant, contingency, condition or obligation to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement, covenant, contingency, condition or obligation, and shall be specifically designated as a waiver hereunder with reference to the applicable Section and paragraph of this Agreement. Except as hereinabove provided, a waiver by a party of any breach of any term, covenant, or condition contained herein to be performed by a party, or the delay forbearance, indulgence or failure of a party in exercising any right hereunder on account of such breach, or the partial exercise of such right, shall not be deemed a waiver of any subsequent breach of the same term or any other term, covenant, contingency or condition hereof.

17.           Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.           Attorney Fees.  In the event either party is required to bring an action to enforce any provision or right under this Agreement, the prevailing party as determined by a court of competent jurisdiction shall be entitled to its reasonable costs incurred in connection with such litigation, including reasonable attorney fees, and the unsuccessful party covenants and agrees to pay to the prevailing party the same.

19.           Facsimile Execution.  For purposes of executing this Agreement, a document signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or other document executed in compliance with this Section.

20.           Recordation.  The Seller ac1mowledges that this agreement may be recorded in the real estate records for Adair County, Oklahoma, or in any other appropriate office, and agrees to execute any documents reasonably necessary to permit such recording.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date written below.

Razorback Watts, Inc.

By:   /s/  Jared Brooks  V.P.
        Jared Brooks, its Vice President

Advanced Environmental Recycling Technologies, Inc.

By:   /s/  Joe Brooks
        Joe Brooks, its President and CEO

EXHIBIT “A”
To Option Agreement

PROPERTY DESCRIPTION

The Southwest Quarter of the Northeast Quarter and the West Half of the Southeast Quarter of the Northeast Quarter of Section 24, Township 19 North, Range 25 East, Adair County, Oklahoma being more particularly described as follows:

Beginning at an existing rebar marking the Northwest Corner of the Southwest Quarter of the Northeast Quarter.  Thence along the North line of the Northeast Quarter, North 89 degrees 39 minutes 41 seconds East, 1978.74 feet to a set rebar w/cap marking the Northeast Comer of the West Half of the Southeast Quarter of the Northeast Quarter. Thence along the East line of said West Half, South 00 degrees 14 minutes 00 seconds West, 1318.10 feet to a set rebar w/cap marking the Southeast Corner of the West Half of the Southeast Quarter of the Northeast Quarter.  Thence along the South line of the Northeast Quarter, South 89 degrees 31 minutes 30 seconds West, 1978.00 feet to a set rebar w/cap marking the Southwest Corner of the Southwest Quarter of the Northeast Quarter. Thence along the West line of said Forty, North 00 degrees 11 minutes 57 seconds East, 1322.80 feet to the Point of Beginnirig, containing 59.97 acres and subject to Road Rights of Way and any Easements of Record.